                                                                      Exhibit 12


                                      LOCKHEED MARTIN CORPORATION
                                  RATIO OF EARNINGS TO FIXED CHARGES
                                     (IN MILLIONS, EXCEPT RATIO)




                                                                               Year Ended December 31,
                                                                     1998      1997      1996      1995      1994
                                                                   --------  --------  --------  --------  --------
EARNINGS:

Earnings from continuing operations before income taxes             $1,661     $1,937    $2,033    $1,089    $1,675
Interest expense                                                       861        842       700       289       311
Amortization of debt premium and discount, net                          (4)        (3)       (1)       (1)       (7)
Portion of rents representative of an interest factor                   50         86       123        53        57
Losses and undistributed earnings of 50% and less than 50%
    owned companies, net                                                (8)       (11)       27       (15)       (1)
                                                                    ------     ------    ------    ------    ------

Adjusted earnings from continuing operations before
    income taxes                                                    $2,560     $2,851    $2,882    $1,415    $2,035
                                                                    ======     ======    ======    ======    ======

FIXED CHARGES
Interest expense                                                       861        842       700       289       311
Capitalized interest                                                    10          5         2         1         4
Amortization of debt premium and discount, net                          (4)        (3)       (1)       (1)       (7)
Portion of rents representative of an interest factor                   50         86       123        53        57
                                                                    ------     ------    ------    ------    ------

Total fixed charges                                                   $917       $930      $824      $342      $365
                                                                    ======     ======    ======    ======    ======

RATIO OF EARNINGS TO FIXED CHARGES                                    2.8X       3.1X      3.5X      4.1X      5.6X
                                                                    ======     ======    ======    ======    ======